First Quarter 2024 Update

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CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Fellow Shareholders,
The Cannae team and I are focused on growing the value of our operating companies, making new investments and closing the gap between where Cannae trades and its intrinsic value. We are taking decisive action towards these goals in 2024, including:

Establishment of Dividend
•Cannae's Board of Directors approved a quarterly dividend of $0.12 per Cannae common share to provide an additional return of capital to our long-term shareholders
•The initial dividend will be paid on June 28, 2024 to shareholders of record on June 14, 2024

Completion of Tender Offer
•In April 2024, we completed our previously announced tender offer and repurchased 9.7 Million shares of our common stock for $222 Million, or $22.95 per share
•The shares repurchased represent 13.4% of our outstanding stock as of April 1, 2024, and were acquired at a deep discount to NAV
•Since March 31, 2021, Cannae has repurchased $733 Million, or 34%, of its common stock
•Looking forward, we have approximately 13 Million shares remaining on our buyback authorization which we expect to be utilized at a measured pace
Wind Down of Management Services Agreement
•Cannae announced the amendment and wind down of its management services agreement with Trasimene Capital Management effective July 2, 2024
•With this decision, Ryan and myself will receive a majority of our compensation in Cannae stock
JANA Partners
•Cannae announced the JANA partnership in February, which includes cross-equity ownership
•The partnership is expected to result in proprietary deal flow and unique investment opportunities
Dun & Bradstreet
•Announced first quarter 2024 total revenue of $565 Million and organic revenue growth of 4.3%
•Organic revenue growth remains on an accelerating path and management is confident of achieving their mid-term target of 5-7% which is the key to driving multiple expansion
•D&B Board authorized a share repurchase program of up to 10 Million shares
•Cannae continues to be confident in D&B management and the potential for significant value creation. That said, Cannae sold 10 Million shares of D&B in the first quarter, with proceeds funding the tender offer
Alight
•Announced the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses to H.I.G. Capital for up to $1.2 Billion, an important step to improving Alight's profitability and business model
•First quarter 2024 revenue from continuing business was $559 Million, a 4.6% decrease
•BPaaS revenue from continuing business increased nearly 21%
•Adjusted EBITDA from continuing operations increased nearly 4% to $116 Million
•Additionally, Adjusted EBITDA margin from continuing operations increased 160 basis points year-over-year from 19.1% in first quarter 2023 to 20.8% in the current year period.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Dayforce
•First quarter results exceeded prior company guidance as well as consensus estimates and management raised full year 2024 guidance
•Notably, total revenue, Dayforce recurring revenue, Adjusted EBITDA, and Dayforce recurring revenue per customer all increased by double digits compared to the prior year first quarter
•Cannae sold 2.5 Million shares, representing over 60% of its December 31, 2023 ownership, of DAY in the first quarter 2024 for total proceeds of $177 Million, marking $2.4 Billion in gross proceeds from dispositions since DAY's IPO in 2018
Paysafe
•Fourth quarter 2023 payment volume and total revenue both increased 8% while Adjusted EBITDA increased 13% compared to fourth quarter 2022
•Management issued 2024 revenue and adjusted EBITDA guidance forecasting revenue growth of 5.5% to 7.0% and Adjusted EBITDA margins of 28.0% to 28.5%
System1
•Completed the sale of its Total Security business for cash consideration of $240 Million and retirement of 29 Million shares of System1 common stock
•Repaid $155 Million of debt from November 2023 to January 2024
Black Knight Football
•With the Premier League season nearly complete, the Cherries sit in 10th place with 48 points on the season, a notable improvement from last season's finish in 15th place and 39 points and guarantees the club will play in the Premier League for the 2024 - 2025 season
•AFC Bournemouth's 48 points is the most the Cherries have ever earned in the Premier League, and there are two matches remaining
•The business side of AFC Bournemouth also showed notable improvement with hospitality, sponsorship and ticketing revenue all up double digits over the prior season
•Acquired a 25% interest in Hibernian FC, a Scottish Premiership club in 7th place with 42 points
Computer Services
•CSI secured 44 core banking deals in the fiscal year ended February 29, 2024, a 33% increase
•The company also increased sales by a record 30% year-over-year
Other
•Last week, Minden Mill Distilling launched an ultra-premium vodka, High Ground Estate Vodka, which has already received 94 out of 100 points from the Beverage Testing Institute
•The restructuring of the Restaurant Group continues with more than half of O’Charley’s locations closed with resources focused on profitable locations
•Sightline Payments closed the sale of JOINGO mobile report app engagement platform
•As of May 8, 2024, Cannae had $26 Million in corporate cash and short-term investments and $150 Million of margin loan undrawn capacity, offset by $60 Million in outstanding revolver debt

Sincerely,

WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
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Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$564.5	$540.4
Net loss	$(23.2)	$(33.7)
EBITDA	$160.3	$153.8
Adjusted EBITDA	$201.3	$190.0

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Last week, D&B reported results for the first quarter ended March 31, 2024, with total revenues of $565 million in the current year quarter. Revenues before the effect of foreign exchange grew 4.1% in the quarter to $563 million, and revenues on an organic constant currency basis grew 4.3% versus the prior year quarter. First quarter growth was in line with management’s annual growth guidance, as both North America and International accelerated organic growth a combined 111 basis points as compared to the first quarter of 2023. Adjusted EBITDA margin in the first quarter expanded 50 basis points to 35.7%, resulting in improved free cash flow conversion.

D&B’s growth is being driven by the improvements they have made in cross-sell and upsell, new logo acquisition, new solution innovation and pricing. In particular, D&B is continuing to see strong demand for master data management and third party and supply chain risk solutions. Clients and prospects throughout the world continue to need better data, analytics and insights into the risk profile of their most critical vendors and third parties, and D&B believes the depth and breadth of their global private company data assets provides a significant advantage.

Retention rates continue to impress at 96% and, combined with the improvements they have made in cross-sell/upsell, new logo acquisition, new solution innovation and pricing, D&B is bringing a wholistic approach to growth. The company's vitality index is now at 32 percent overall and is a reflection of clients utilizing D&B’s most modern solutions and taking on net new innovations. With new solutions to sell, the salesforce is bringing incremental value propositions to D&B customers through cross sell and upsell efforts and they are seeing Increased growth from pricing as a reflection of the improvements.

D&B continues to see the investments they have made over these past few years materialize into improving revenue growth, profitability, and free cash flow generation. Management reaffirmed previously issued guidance for the full year 2024.

In light of the foregoing, the company announced that its board of directors approved a share repurchase program of up to 10 Million shares of D&B common stock to capitalize on what they see as a highly favorable buying opportunity, and additionally announced another quarterly cash dividend of $0.05 per share, to be paid on June 20, 2024, to shareholders of record as of June 6, 2024.

On March 18, 2024, Cannae sold 10 Million shares of D&B common stock for gross proceeds of $101 Million, after which Cannae holds 69 Million shares of D&B common stock (including 35 Million shares pledged as collateral for Cannae's margin loan), representing approximately 16% of D&B’s outstanding shares. As of May 8, 2024, the aggregate gross value of these shares was approximately $700 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$559.0	$586.0
Net loss from continuing operations	$(121.0)	$(84.0)
EBITDA from continuing operations	$(20.0)	$19.0
Adjusted EBITDA from continuing operations	$116.0	$112.0

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 Million people and dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. For more information, please visit www.alight.com.
In March, Alight announced that it signed a definitive agreement to sell its Professional Services segment and its Payroll & HCM Outsourcing businesses within the Employer Solutions segment (the “Payroll & Professional Services business”) to an affiliate of H.I.G. Capital for up to $1.2 billion, subject to certain adjustments. This values the Payroll & Professional Services business at a multiple of approximately 10 times its estimated 2023 adjusted EBITDA and 24 times its estimated unlevered free cash flow. The transaction is on track to close in mid-2024.

The company noted that proceeds from the transaction will be predominantly used to reduce its net leverage ratio to below 3 times, compared to its prior target of at 3 times.

In addition, coinciding with the transaction, the company’s Board of Directors authorized the repurchase of up to an additional $200 million of the company’s Class A common stock, providing a total amount authorized for repurchase of $248 million after giving effect to the increase, and noted it plans to be more aggressive and consistent in its return of capital to shareholders.

This week, Alight reported its results for the first quarter 2024, with the Payroll & Professional Services business as a discontinued operation. The continuing operations business posted slightly lower revenues compared to the prior year period. However, Adjusted EBITDA increased 3.6% from $112 Million in the 2023 quarter to $116 Million in the current year and total company operating cash flow increased nearly 39% to $100 Million from the prior quarter.

Recurring revenues for the continuing operations were 93.2% of total revenue, up 50 basis points from the prior year. First quarter 2024 BPaaS revenue increased 20.6% to $117 Million and represented 20.9% of total revenue, compared to $97 Million and 16.6% of revenue in the prior year.

Looking ahead, management noted the total company has $3.1 Billion under contract for 2024, $2.2 Billion for 2025, and $1.6 Billion for 2026.

Cannae holds 52.5 Million shares of Alight Class A common stock (including 40 Million shares pledged as collateral for Cannae's margin loan), representing approximately 10% of Alight’s outstanding shares. As of May 8, 2024, the aggregate gross value of these shares was approximately $408 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Dayforce, Inc., formerly known as Ceridian HCM Holdings, Inc.
(NYSE: DAY)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$431.5	$370.6
Net loss	$7.1	$9.9
EBITDA	$80.5	$59.7
Adjusted EBITDA	$129.9	$105.4

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Dayforce during the periods on a non-cash basis within Recognized gains (losses), net.

Dayforce is a global human capital management technology company focused on improving work for thousands of customers and millions of employees around the world. Its single, global people platform for HR, payroll, talent, workforce management, and benefits equips Dayforce customers to unlock their full workforce potential and operate with confidence. To learn how Dayforce helps create quantifiable value for organizations of all sizes and industries, visit dayforce.com.

Dayforce announced continued growth for the first quarter 2024, again reporting double-digit year-over-year increases in several metrics compared to the prior year period, and exceeded both prior guidance and consensus estimates.

The company posted total revenue of $431.5 Million, an increase of 16.4%, or 16.5% on a constant currency basis. This was driven by strong Dayforce recurring revenue (ex-float), which grew 23.0% on a constant currency basis, to $282.4 Million. Cloud recurring gross margin was 79.0% in the 2024 quarter, up from 77.3% in 2023. Adjusted EBITDA grew 23.2% to $129.9 Million, compared to $104.5 Million in 2023.

The Dayforce platform continues to grow, with 6,575 customers live on the platform at quarter-end, compared to 6,179 on March 31, 2023. Dayforce recurring revenue per customer was $150,362 for the trailing twelve months ended March 31, 2024, a 19.2% increase.

The average float balance for Dayforce's customer funds during the first quarter 2024 was $5.56 Billion and the average yield on Ceridian's float balance was 4.4%, compared to $4.6 Billion and 3.7% in the 2023 quarter. Float revenue from invested customer funds was $60.7 Million in the first quarter.

Dayforce announced several new customer agreements as well as expanded relationships with existing customers, and provided product roadmap updates on key areas of the platform.

Importantly, management issued guidance for the second quarter and raised guidance for the full year of 2024, increasing forecasted total revenue, Dayforce recurring revenue, float revenue and Adjusted EBITDA. Management announced full year 2024 guidance for total revenue between $1,730 Million to $1,734 Million, an increase over 2023 of 14% to 15%; Dayforce recurring revenue, excluding float, of $1,163 Million to $1,168 Million, an increase of 21%; and Adjusted EBITDA of $484 Million to $499 Million, an increase of 28%.

Cannae sold 2.5 Million DAY shares in the first quarter of 2024. Since November 2018, Cannae has sold 35.6 Million shares of Dayforce for gross proceeds of approximately $2.4 Billion. Cannae now holds 1.5 Million shares or approximately 1% of Dayforce’s outstanding shares, which had an aggregate gross value of $88 Million as of May 8, 2024.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$414.5	$383.6
Net loss	$(12.1)	$(33.7)
EBITDA	$106.2	$71.8
Adjusted EBITDA	$121.7	$107.6

Beginning in the fourth quarter of 2023, Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Paysafe during the periods on a non-cash basis within Recognized gains (losses), net. Paysafe will report earnings for the period ended March 31, 2024, on or about May 13, 2024. Therefore we present its results for the quarter ended December 31, 2023 herein.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry leading capabilities in payment processing, digital wallet, and online cash solutions. With over 25 years of online payment experience, an annualized transactional volume of $140 billion in 2023, and approximately 3,200 employees located in 12+ countries, Paysafe connects businesses and consumers across 260 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Paysafe released its fourth quarter 2023 results in March, delivering its sixth consecutive quarter of year-over-year quarterly revenue growth. The company increased fourth quarter revenues and payment volume by 8% year over year and adjusted EBITDA by 13%. Total payment volume was over $35 Billion in the fourth quarter of 2023, which translated into total revenue of $415 Million.

Net loss was $12 Million in the fourth quarter, an improvement over the $34 Million loss in the prior year quarter. Adjusted EBITDA of $122 Million in the final quarter of 2023 increased 13% from the 2022 comparable period. Importantly, the company's adjusted EBITDA margin continued to expand, increasing 140bps to 29.4% in the 2023 fourth quarter compared to the prior year quarter, driven by operating leverage and lower credit losses.

The company's net leverage decreased to 5.0x Adjusted EBITDA at year-end, overachieving its previous target of between 5.1x and 5.3x of Adjusted EBITDA.

Paysafe released its full year 2024 guidance and is projecting total revenue between $1,688 Million to $1,712 Million, an increase over 2023 of 5.5% to 7% and Adjusted EBITDA of $473 Million to $488 Million, an increase of 3% to 6.3% over 2023.

Cannae holds 3.4 Million PSFE shares, or approximately 5.5% of Paysafe’s outstanding shares. As of May 8, 2024, the aggregate gross value of these securities was approximately $51 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$96.1	$140.1
Net loss from continuing operations	$(25.4)	$(29.8)
EBITDA	$(2.5)	$(16.3)
Adjusted EBITDA	$10.0	$14.3

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended December 31, 2023, and 2022.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

For its fourth quarter of 2023, System1 reported revenue of $96 Million, net loss from continuing operations of $25 Million and adjusted EBITDA of $10 Million. Importantly, System1 exceeded its guidance for revenue and adjusted EBITDA despite a challenging online advertising environment.

As previously announced, System1 completed the sale of its subscription business segment (Total Security) for $240 Million of gross cash and the retirement of 29.1 Million shares of System1 Class A common stock.

In January 2024, System1 completed the repurchase of $63.7 Million in principal amount of its outstanding senior secured term loan for $40.9 Million, exclusive of fees and expenses, pursuant to a "Dutch auction" tender offer. Since November 2023 System1 has repaid $155 Million of debt.

System1 is expected to report first quarter 2024 results on or about May 9, 2024.

Cannae holds 27.0 Million shares of SST, or approximately 24% of outstanding shares. As of May 8, 2024, the aggregate gross value of these shares was approximately $47 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("Black Knight Football" or "BKFE"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results. Black Knight Football owns 100% of AFC Bournemouth (the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and minority interests in FC Lorient (French Ligue 1) and Hibernian FC (Scottish Premiership). See www.afcb.co.uk for more information and updates on AFC Bournemouth.

AFC Bournemouth. As we approach the end of the first full season we have owned the club, AFC Bournemouth has exceeded both our expectations and the expectations of the football world at-large. At the time of our acquisition in December 2022 and prior to the 2023/2024 season, many football analysts predicted the Cherries would struggle to avoid relegation. With two matches remaining, the Cherries sit in 10th place out of 20 clubs in the Premier League following a 15th place finish in the prior campaign, and are guaranteed to play in the Premier League for the 2024/2025 season. Under Black Knight Football's ownership, AFC Bournemouth already has 48 points this season, the most points the Cherries have ever earned in the Premier League and well above last season's 39 point total. Andoni Iraola has been nominated twice for the Premier League manager of the month in the 2023/2024 season and won the award in March 2024, a testament to the significant achievements of the Cherries this season.

Construction of the Cherries new state-of-the-art training facility is expected to be completed within the next eight months and will uplift the club's facilities to be on par or better than the facilities of top clubs in the Premier League. With the completion of the training facility, we aim to accelerate the organic growth of the Cherries' talent pool by attracting top young talent to the developmental squad as well as provide a ground for the development squad to train alongside the first-team squad.

In preparation for the 2024/25 Premier League campaign, AFC Bournemouth announced that their pre-season training camp this coming summer will be held in Los Angeles, California. The playing squad will be travelling to the west coast of the United States on July 15th, and will be based primarily at Dignity Health Sports Park, the world-class training facilities of MLS team LA Galaxy. The tour sees the Cherries competing in their first two friendly matches of pre-season, including a match against Wrexham AFC on Saturday July 20, 2024, in Santa Barbara, California.

Group Updates. Black Knight Football continues its progress in building out its' multi-club model. We followed the 2022 acquisition of AFC Bournemouth with the acquisition of a minority interest in FC Lorient in early 2023, and in February 2024 BKFE entered into a strategic partnership and acquired a minority equity interest in The Hibernian Football Club Limited (“Hibernian FC” or the "Hibs"), a Scottish Premiership football club founded in 1875 and based in Edinburgh, Scotland. The Hibs are currently in 7th place with 42 points. Notably, Black Knight Football is the first multi-club ownership group approved by the Scottish FA.

FC Lorient sits in 17th place in Ligue 1 through 32 matches with 26 points, facing potential relegation with two matches remaining. However, the club is separated from the 16th place club by only 3 points.

The investment in Hibernian FC further advances Black Knight Football’s multi-club ownership strategy and we're already hard at work executing on the synergies the multi-club model facilitates. In the January 2024 transfer window AFC Bournemouth loaned two players to the Hibs and both have benefited from invaluable playing time following the transfers as well as played a key role in the success of the Hibs. This follows the Cherries successful purchase of Dango Outtara and Romain Fairve from FC Lorient in 2023, both of whom are key contributors to the Cherries success in the 2023/2024 season.

As of May 8, 2024, Cannae has invested $162 Million, representing an approximate 47% ownership interest in BKFE.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Sightline Payments
(Private)

Sightline aims to transform the gaming industry with its innovative suite of award-winning digital payment and wallet solutions. Through its expertise in consumer behavior, payments technology, and software development, Sightline is uniquely positioned to help casino resorts and online gaming companies offer a more robust, customer-centric omnichannel experience. Sightline’s flagship product, Sightline Play+, enables players to use a single digital payment method across all gaming channels and throughout an entire resort. It’s currently the preferred payments and cashless solution for more than 80 partners in 40+ states across the sports betting, lottery, horse racing, and online and brick-and-mortar casino markets. For more information, visit sightlinepayments.com.

Sightline management has focused their efforts on improving the company's performance and liquidity position, including completion in the first quarter of the previously announced sale of JOINGO, a mobile resort app engagement platform, to NRT Technology, a leading FinTech and Information Technology company, in an all-cash transaction with a portion paid at close and the remainder to be paid, incrementally, over the ensuing three years.

As of May 8, 2024, Cannae has invested $272 Million and owns 33% of Sightline’s equity.

Minden Mill
(Private)

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in Minden, Nevada. Minden is a historic agricultural and manufacturing town, located in the heart of Carson Valley close to the Nevada-California border at the eastern base of the Sierra Nevada Mountain range. Visitors enjoy easy access to South Lake Tahoe Mountain resorts, hiking trails, casinos, hot springs, legendary bars, and restaurants. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery housed in a 100-year-old flour mill. Both buildings sit on the National Register of Historic Places. The flour mill includes multiple tasting areas and serves as a guest experience center.

Work restarting production at Minden Mill has progressed rapidly since our acquisition in May 2023, and the distillery launched its first branded product line, High Ground Estate Vodka, last week. A craft, rye-based vodka made from locally sourced ingredients, High Ground Estate Vodka has already been reviewed by the Beverage Tasting Institute and was awarded an exceptional 94 out of 100 points, a significant achievement and a testament to the unique blend of the estate vodka and the quality of the distilling team.

The Minden Mill team is hard at work on production of its other branded spirits and expects to launch whiskey and coffee liqueur brands by the end of 2024. The tasting room on site at Minden Mill has been well received by locals and tourists alike, exceeding our pre-production expectations for visitors. With plans to have additional brands available through 2025, we are thrilled with the progress made by the Minden Mill team and the opportunity to share our array of planned estate spirits with customers in our tasting rooms and at venues throughout the country.

Cannae invested $52 Million in Minden Mill and owns an 89% limited partnership interest. Former owners of the estate distillery invested a multiple of that to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. Minden is managed and operated by the seasoned management team of Foley Family Wines.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that’s designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

February marked the end of an active and successful fiscal year for CSI, in which the company secured 44 core banking deals across the U.S., a 33% increase year over year. Across all lines of business, CSI increased sales by a record-breaking 30% year over year.

On December 18, 2023, the company announced the completion of its acquisition of Hawthorne River. The transaction follows a successful commercial partnership between the two organizations to leverage Hawthorn River’s digital loan origination solution within CSI's software platform and strengthens the company's existing technical integration. It also adds critical functionality to CSI’s comprehensive technology platform, which includes core processing, digital banking, payments, fraud and compliance, and cybersecurity. The integration enhances CSI customers’ loan origination capabilities across all loan types for both commercial and consumer accounts. The acquisition also enables the company to deliver single-point loan origination solutions to non-CSI community banks through strategic channel partnerships and API integrations with other technology and service providers.

In addition to the acquisition and CSI’s record-breaking core deals, the company also launched its instant payments offering through the Federal Reserve’s FedNowSM Service. Since its launch, CSI has onboarded about 70% of its core customers to the service, enabling banks to provide their account holders with instant access to deliver and receive transactions year-round, including holidays. CSI also expanded its comprehensive financial services platform to include strategic partnerships with Dragonfly Financial Technologies for deeper business banking and cash management capabilities, as well as Hawk AI to launch WatchDOG® AML. WatchDOG® AML detects the latest money laundering methods and tactics, minimizing the risk of regulatory penalty and criminal exposure.

Importantly for Cannae, CSI closed on a new third-party investment from TA Associates (TA), a leading global private equity firm, at a premium of more than 30% to the take-private valuation in the third quarter of 2022. In conjunction with the TA investment, Cannae received a distribution of $36.8 Million from the CSI limited partnership investment vehicle led by Bridgeport Partners. This transaction returned 43% of the capital invested in cash, while the value of Cannae's retained equity represents approximately 104% of initial capital invested in CSI.

Last month, CSI announced it appointed Ken Gayron as chief financial officer. Gayron has served in senior financial and operational roles for both public and private equity-backed software and technology companies for more than 25 years.

As of May 8, 2024, Cannae holds a 6% indirect economic interest of CSI valued at approximately $90 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2024	March 31, 2023
Total revenues	$106.5	$148.5
Net loss	$(2.4)	$(2.2)
EBITDA	$1.6	$4.2
Adjusted EBITDA	$2.1	$2.8

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar restaurant concepts, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 96 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 58 company-owned and four franchise locations in thirteen Southern and Midwestern states. Both brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.

The decisive actions taken with respect to O'Charley's brand last year are producing measurable effects. Recall that in 2023, we executed a strategic reduction in the O'Charley's brand locations, closing 77 restaurants that were experiencing negative cash flow, and also began divestiture of owned properties. O'Charley's received net proceeds from the sale of those properties of $7.1 Million in 2023, $0.9 Million in the first quarter of 2024 and is marketing the remaining properties for sale with expected future net proceeds of $7 Million.

While the portfolio reset at O'Charley's significantly reduced restaurant revenues in the first quarter 2024 compared to the prior year, the store-level operating cash flow as a percentage of revenues in the first quarter for the Restaurant Group increased from 8.4% in 2023 to 10.0% in 2024. This increase was notable when considering the headwinds that the Restaurant Group encountered from inflation, competitive discounting, and severe weather earlier in the quarter.

Going forward, both restaurant brands are focused on sales and operating cash flow. This has included changes in leadership for both brands and a reduction of costs for operational oversight and support. The remaining stores at O'Charley's have positive store-level operating margins and, with the benefit of lower commodity inflation, strategic menu price increases, menu mix engineering initiatives and a focus on rationalization of overhead costs, we continue to position them for further profitability and cash flow improvement.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
FIRST QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Three months ended March 31,
Restaurant revenue	$106.5	$148.5
Other operating revenue	4.2	5.8
Total operating revenue	110.7	154.3
Cost of restaurant revenue	94.2	131.6
Personnel costs	23.2	15.6
Depreciation and amortization	3.3	5.1
Other operating expenses, including asset impairments	30.6	24.7
Total operating expenses	151.3	177.0
Operating loss	(40.6)	(22.7)
Interest, investment and other income	2.1	2.8
Interest expense	(2.6)	(4.4)
Recognized gains, net	(8.6)	52.1
Total other (expense) income	(9.1)	50.5
(Loss) earnings before income taxes	(49.7)	27.8
Income tax expense	53.4	2.6
Earnings (losses) of unconsolidated affiliates	11.3	(32.1)
Less: losses attributable to noncontrolling interests	(1.9)	(2.8)
Net loss attributable to Cannae common shareholders	$(89.9)	$(4.1)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(1.27)	$(0.05)
EPS attributable to Cannae common shareholders - diluted	$(1.27)	$(0.05)
Cannae weighted average shares - basic	70.8	76.1
Cannae weighted average shares - diluted	70.9	76.1

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
BALANCE SHEETS

	March 31, 2024	December 31, 2023
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$238.3	$106.2
Short-term investments	45.8	15.6
Other current assets	26.2	29.5
Income tax receivable	25.3	26.0
Total current assets	335.6	177.3
Investments in unconsolidated affiliates	1,678.3	1,718.8
Equity securities, at fair value	152.7	290.9
Lease assets	141.3	143.5
Property and equipment, net	57.2	58.7
Other intangible assets, net	16.3	16.8
Goodwill	53.4	53.4
Deferred tax asset	29.0	82.0
Other long term investments and noncurrent assets	146.0	145.3
Total assets	$2,609.8	$2,686.7
Current liabilities:
Accounts payable and other accrued liabilities	$70.1	$74.2
Lease liabilities, current	13.9	13.9
Deferred revenue	15.3	16.9
Notes payable, current	1.9	2.5
Total current liabilities	101.2	107.5
Notes payable, long-term	77.4	102.5
Lease liabilities, long-term	139.7	142.2
Accounts payable and other accrued liabilities, long-term	26.4	25.3
Total liabilities	344.7	377.5
Additional paid-in capital	1,984.7	1,977.0
Retained earnings	804.6	901.3
Treasury stock	(490.5)	(533.9)
Accumulated other comprehensive loss	(16.5)	(19.9)
Noncontrolling interests	(17.2)	(15.3)
Total equity	2,265.1	2,309.2
Total liabilities and equity	$2,609.8	$2,686.7

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	March 31, 2024	December 31, 2023

Dun & Bradstreet	$696.2	$835.1
Alight	481.0	496.0
Sightline Payments	165.1	167.8
Black Knight Football	122.2	111.7
Dayforce	85.4	225.1
Computer Services, Inc.	82.1	49.7
AmeriLife	79.0	79.0
Paysafe	73.8	44.4
Jana Partners	56.4	—
Minden Mill	51.1	52.1
Restaurant Group	49.8	51.2
System1	48.7	48.7
Other investments and holding company assets and liabilities, net	78.8	73.9
Holding company cash and short term investments	269.6	108.4
Unallocated taxes	2.8	66.1
Holding company debt	(59.7)	(84.7)
Cannae book value	$2,282.3	$2,324.5
Outstanding Cannae shares	72.4	70.4
Cannae book value per share	$31.52	$33.02
INVESTED CAPITAL

In February 2024, we announced that Cannae agreed to wind down its Management Services Agreement ("MSA") with Trasimene Capital Management, LLC ("Trasimene"). Effective July 2, 2024, the MSA will be amended and restated to provide that we will pay an annual, fixed management fee to Trasimene for the following three years and no fees thereafter. As a result, the Company will not pay any incremental management fees or carried interest on investments made by the company on or after February 26, 2024. For the first and second quarter of 2024, Cannae will pay a management fee of $9.1 Million based on its cost of invested capital as of February 26, 2024 of $2.4 Billion.

Accordingly, management fees for the year 2024 are expected to approximate $22.0 Million compared to $37.7 Million for the year ended December 31, 2023.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Dayforce

Dayforce uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Dayforce defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees and other non-recurring items. Dayforce management believes that these non-GAAP financial measures are useful to management and investors as supplemental measures

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
to evaluate its overall operating performance including comparison across periods and with competitors. Dayforce's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Dayforce’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Paysafe management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release as it represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 management believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended March 31,
Net income attributable to D&B	$(23.2)	$(33.7)
Depreciation and amortization	144.0	145.4
Interest expense, net	83.7	53.9
Income tax benefit	(44.2)	(11.8)
EBITDA	160.3	153.8
Other income, net	(0.1)	(0.6)
Equity in net income of affiliates	(0.9)	(0.8)
Net income attributable to noncontrolling interest	1.3	0.9
Equity-based compensation	17.9	20.5
Restructuring costs	3.4	4.2
Merger and acquisition-related operating costs	0.2	2.6
Transition costs	17.4	8.4
Other adjustments	1.8	1.0
Adjusted EBITDA	$201.3	$190.0

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Adjusted EBITDA Reconciliation for Continuing Operations
(In Millions) (Unaudited)

	2024	2023
Three months ended March 31,
Net loss from continuing operations	$(121.0)	$(84.0)
Interest expense, net	31.0	33.0
Income tax benefit	(27.0)	(23.0)
Depreciation and amortization	97.0	93.0
EBITDA from continuing operations	(20.0)	19.0
Share-based compensation	28.0	34.0
Transaction and integration expenses (1)	17.0	2.0
Restructuring	15.0	23.0
Loss from change in fair value of financial instruments	21.0	25.0
Loss from change in fair value of tax receivable agreement	55.0	8.0
Other	—	1.0
Adjusted EBITDA from continuing operations	$116.0	$112.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Dayforce

Cannae accounts for its investment in Dayforce at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Dayforce.

Further information on Dayforce's (NYSE: DAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.dayforce.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended March 31,
Net earnings	$7.1	$9.9
Depreciation and amortization	48.8	22.1
Interest expense, net	13.3	9.2
Income tax expense	11.3	18.5
EBITDA	80.5	59.7
Foreign exchange loss	6.2	1.1
Share-based compensation	38.0	40.2
Restructuring consulting fees	2.0	0.8
Other non-recurring items	3.2	3.6
Adjusted EBITDA	$129.9	$105.4

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Paysafe
Beginning in the fourth quarter of 2023, Cannae accounts for its investment in Paysafe at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in Paysafe.

Paysafe reports earnings for the period March 31, 2024 later in May 2024. Therefore we present its results for the quarter ended December 31, 2023 herein. Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended December 31,
Net loss	$(12.1)	$(33.7)
Interest expense, net	38.5	37.6
Income tax expense	13.4	0.2
Depreciation and amortization	66.4	67.7
EBITDA	106.2	71.8
Share-based compensation	5.8	17.1
Impairment expense on goodwill and intangible assets	1.0	1.0
Restructuring and other costs	1.9	3.5
Loss on disposal of subsidiaries and other assets, net	0.4	—
Other expense, net	6.4	14.2
Adjusted EBITDA	$121.7	$107.6

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended March 31, 2024 and 2023 include our ratable portion of System1's net loss for the three months ended December 31, 2024 and 2023, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2023	2022
Three months ended December 31,
Net loss from continuing operations	$(25.4)	$(29.8)
Interest expense, net	12.0	9.7
Income tax benefit	(8.8)	(15.3)
Depreciation and amortization	19.7	19.1
EBITDA from continuing operations	(2.5)	(16.3)
Impairment of goodwill	—	26.6
Other expense	0.2	1.3
Equity-based compensation	5.8	6.9
Non-cash revaluation of warrant liability	1.8	(10.4)
Loss on extinguishment of related-party debt	1.4	—
Acquisition and restructuring costs	3.3	6.2
Adjusted EBITDA from continuing operations	$10.0	$14.3

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended March 31,
Net loss	$(2.4)	$(2.2)
Interest expense, net	1.3	1.3
Income tax expense	—	0.5
Depreciation and amortization	2.7	4.6
EBITDA	1.6	4.2
Noncontrolling interest benefit	(1.7)	(2.8)
Non-cash impairment expense	0.7	1.1
Non-recurring recognized (gain) loss, store disposal costs and other(1)	1.5	0.3
Adjusted EBITDA	$2.1	$2.8
_____________________________________________
(1) Includes recognized gains and losses and costs incurred to dispose of fixed assets and other non-recurring costs including severance expense.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2024 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Brett A. Correia
Chief Accounting Officer

FIRST QUARTER 2024
CONFERENCE CALL DETAILS

Date: May 9, 2024
Time: 5:00 pm ET
Participant dial-in:
1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10187821. The telephonic replay will be available until 11:59 pm ET on May 16, 2024.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer
Cannae Holdings, Inc.

Richard N. Massey
Vice Chairman
Cannae Holdings, Inc.

Douglas K. Ammerman
Retired Partner
KPMG LLP

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman and Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
8474 Rozita Lee Avenue, Suite 300
Las Vegas, NV 89113

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

The annual meeting of shareholders will be held on Wednesday, June 19, 2024, at 10:00 AM (Pacific Time) in a virtual meeting format. Shareholders who plan to attend our virtual annual meeting should check the Investors' page of our website at cannaeholdings.com the week of the meeting for details on how to participate.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com